Exhibit 99.1

Contact:	Mark D. Boehmer
VP & Treasurer
(336) 861- 3603

FOR IMMEDIATE RELEASE

SEALY REPORTS A 94% INCREASE IN NET INCOME

HIGH POINT, North Carolina (April 13, 2005) – Sealy Mattress Corporation, the world’s largest manufacturer of bedding products, today announced results for the fiscal first quarter ending February 27, 2005.

For the quarter, Sealy reported sales of $359.0 million, an increase of 12.8% from $318.2 million for the same period a year ago. Net income was $21.9 million, an increase of 94.1% from $11.3 million a year earlier. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the quarter was $58.8 million, compared with $42.6 million a year earlier, an increase of 38%. For the quarter, Adjusted EBITDA, as defined in the credit agreement governing our senior secured credit facilities, was $59.6 million. Please see the attached tables below for a reconciliation of EBITDA and Adjusted EBITDA to net income and cash flow from operations.

“We are extremely pleased with our start in 2005,” said David J. McIlquham, Sealy’s Chairman and Chief Executive Officer.  “We continue to achieve strong mix improvements from our new products as well as improved manufacturing efficiencies. Our ongoing effort on delivering sales, margin and EBITDA growth along with net debt reduction was recognized by Moody’s in an upgrade of our senior subordinated debt rating from a Caa1 to a B3,” said McIlquham. “Additionally, in the first quarter, we began the introduction of our new TrueForm™ visco-elastic mattress to go after the rapidly growing specialty bedding market,” said McIlquham.

Subsequent to the end of the first quarter Sealy announced its intention to amend its senior secured credit facility in April of 2005. The final terms and timing of the refinancing, if it occurs, will depend on market conditions and other factors.  In connection with the amendment, amounts outstanding under the senior secured term loan would increase to $565 million, with the additional $100 million borrowing being used for the repayment of the outstanding Senior Unsecured Term Loan.

Sealy is the largest bedding manufacturer in the world with sales of $1.3 billion in 2004. The Company manufactures and markets a broad range of mattresses and foundations under the Sealy ®, Sealy Posturepedic ®, Stearns & Foster ®, and Bassett ® brands. Sealy has the largest market share and highest consumer awareness of any bedding brand in North America. Sealy employs more than 6,000 individuals, has 29 plants, and sells its products to 3,200 customers with more than 7,400 retail outlets worldwide. Sealy is also a leading supplier to the hospitality industry. For more information, please visit www.sealy.com.

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Securities Litigation Reform Act of 1995. Terms such as “expect,” “believe,” “continue,” and “grow,” as well as similar comments, are forward-looking in nature. Although the Company believes its growth plans are based upon reasonable assumptions, it can give no assurances that such expectations can be attained. Factors that could cause actual results to differ materially from the Company’s expectations include: general business and economic conditions, competitive factors, raw materials purchasing, and fluctuations in demand. Please refer to the Company’s Securities and Exchange Commission filings for further information.

Sealy also announced its quarterly conference call for Friday, April 22nd at 2 pm EST.  The dial-in number is: (800) 762-6067 (Domestic), (480) 629-9566 (International).

Sealy Mattress Corporation was formed on March 31, 2004 as a wholly-owned subsidiary of Sealy Corporation and, on April 6, 2004, Sealy Corporation contributed the equity of Sealy Mattress Company to Sealy Mattress Corporation.  For purposes of this press release, all financial and other information herein relating to periods prior to April 6, 2004, is that of Sealy Corporation and its consolidated subsidiaries, as the predecessor accounting entity to Sealy Mattress Corporation.

SEALY MATTRESS CORPORATION

Condensed Consolidated Statements of Operations

(in thousands)

(unaudited)

	Quarter Ended
	February 27, 2005	February 29, 2004
Net sales—Non-affiliates	$359,023	$312,609
Net sales—Affiliates	—	5,589
Total net sales	359,023	318,198

Cost of goods sold—Non-affiliates	199,973	180,393
Cost of goods sold—Affiliates	—	3,208
Total cost of goods sold	199,973	183,601
Gross Profit	159,050	134,597

Selling, general and administrative	108,331	101,626
Amortization of intangibles	175	294
Royalty income, net of royalty expense	(2,628)	(3,384)
Income from operations	53,172	36,061
Interest expense	17,799	16,944
Other income	(93)	(434)
Income before income tax expense	35,466	19,551
Income tax expense	13,613	8,290
Net income	$21,853	$11,261

SEALY MATTRESS CORPORATION

Condensed Consolidated Balance Sheets

(in thousands)

	February 27, 2005	November 28, 2004*
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$37,838	$22,779
Accounts receivable, net of allowances for bad debts, cash discounts and returns	197,375	172,829
Inventories	57,177	51,923
Assets held for sale	4,370	8,983
Prepaid expenses, deferred taxes and other current assets	31,299	42,611
	328,059	299,125

Property, plant and equipment-at cost	312,255	309,919
Less: accumulated depreciation	(148,380)	(145,740)
	163,875	164,179
Other assets:
Goodwill	385,863	387,508
Other intangibles	4,411	4,555
Debt issuance costs, net, and other assets	41,061	41,910
	431,335	433,973
	$923,269	$897,277

Liabilities and Stockholders’ Deficit
Current liabilities:
Current portion of long-term obligations	$12,025	$8,542
Accounts payable	107,911	96,566
Accrued incentives and advertising	33,380	35,829
Accrued compensation	41,080	37,142
Accrued interest	13,054	27,366
Other accrued expenses	43,382	49,795
	250,832	255,240

Due to parent company	3,405	3,376
Long-term obligations, net of current portion	977,361	965,795
Other noncurrent liabilities	43,619	45,774
Deferred income taxes	12,647	10,835
Commitments and contingencies	—	—

Stockholders’ deficit:
Common stock	—	—
Additional paid-in capital	458,620	458,620
Accumulated deficit	(826,305)	(848,158)
Accumulated other comprehensive loss	3,090	5,795
	(364,595)	(383,743)
	$923,269	$897,277

*Condensed from audited financial statements.

SEALY MATTRESS CORPORATION

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Quarter Ended
	February 27, 2005	February 29, 2004
Net cash provided by (used in) operating activities	$1,892	$(18,452)

Cash flows from investing activities:
Purchase of property, plant and equipment, net	(5,698)	(5,342)
Proceeds from the sale of property, plant and equipment	4,648	—
Net cash used in investing activities	(1,050)	(5,342)

Cash flows from financing activities:
Repayments of long-term obligations	(5,000)	—
Net borrowings under revolving credit facilities	17,251	—
Treasury stock repurchase	—	(508)
Equity issuances	—	314
Other	2,938	817
Net cash provided by financing activities	15,189	623
Effect of exchange rate changes on cash	(972)	(88)

Change in cash and cash equivalents	15,059	(23,259)
Cash and cash equivalents:
Beginning of period	22,779	101,100
End of period	$37,838	$77,841

Supplemental disclosures:
Selected noncash items:
Non-cash compensation	$156	$—
Depreciation and amortization	5,488	6,123
Non-cash interest expense associated with:
Debt issuance costs	1,220	1,422
Premium on Senior Subordinated Notes, net	—	(173)
Net interest income associated with interest rate swap and cap agreements	(334)	(342)

Our new long-term obligations contain various financial tests and covenants.  Our senior secured credit facilities require us to meet a minimum interest coverage ratio and a maximum leverage ratio. The indenture governing our senior subordinated notes also requires us to meet a fixed charge coverage ratio in order to incur additional indebtedness, subject to certain exceptions.  We are currently in compliance with all debt covenants.  The specific covenants and related definitions can be found in the applicable debt agreements, each of which we have previously filed with the Securities and Exchange Commission.

The covenants contained in our senior secured credit facilities are based on what we refer to herein as “Adjusted EBITDA”.  In the senior secured credit facilities, EBITDA is defined as net income plus interest, taxes, depreciation and amortization and Adjusted EBITDA is defined as EBITDA further adjusted to exclude unusual items and other adjustments permitted in calculating covenant compliance as discussed above.  Adjusted EBITDA is presented herein as it is a material component of these covenants. Non-compliance with such covenants could result in the requirement to immediately repay all amounts outstanding under such facilities. While the determination of “unusual items” is subject to interpretation and requires judgment, we believe the adjustments listed below are in accordance with covenants discussed above.

EBITDA and Adjusted EBITDA are not recognized terms under GAAP and do not purport to be alternatives to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, they are not intended to be measures of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

The following table sets forth a reconciliation of net income to EBITDA and EBITDA to Adjusted EBITDA for the three months ended February 27, 2005:

Three Months Ended February 27, 2005
(in millions)

Net Income	$21.9
Interest	17.8
Income Taxes	13.6
Depreciation and Amortization	5.5

EBITDA	$58.8
Management fees payable to KKR	0.5

Unusual items:
Post-closing residual plant costs	0.5
Other (various)	(0.2)

Adjusted EBITDA	$59.6

Adjusted EBITDA for the quarter ended February 29, 2004 was fixed and defined per the terms of our senior secured credit facilities as being $47.5 million.

The following table reconciles EBITDA to cash flow from operations:

	February 27, 2005	February 29, 2004

Net income	$21.9	$11.3
Interest	17.8	16.9
Income Taxes	13.6	8.3
Depreciation & Amortization	5.5	6.1

EBITDA	$58.8	$42.6
Adjustments to EBITDA to arrive at cash flow from operations:
Interest expense	(17.8)	(16.9)
Income taxes	(13.6)	(8.3)
Non-cash charges against (credits to) net income	10.4	0.8
Changes in operating assets & liabilities.	(35.9)	(36.7)

Cash flow from operations	$1.9	$(18.5)